EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 09/01/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.02%	0.26%	8.37%
Class B Units	2.00%	0.26%	7.75%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED SEPTEMBER 1, 2006

The Grant Park Futures Fund reported impressive trading gains during the week. Positions in the currencies, interest rates and stock indices accounted for the majority of gains. Losses came mainly from the energy sector.

A long position in the British pound resulted in gains to the currency sector as stronger-than-expected retail sales and housing data in the U.K. sent the pound higher against most of the major currencies. Long positions in the pound against the U.S. dollar, euro and Japanese yen were profitable as the better than expected economic data caused investors to reason that the Bank of England might raise interest rates as soon as November. Long positions in the New Zealand and Australian dollars also contributed to gains.

Long positions in the interest rate sector were profitable for the week. U.S. Treasury prices were higher after the highly anticipated minutes from last month’s Federal Open Market Committee meeting showed that the tone of the Fed governors was less hawkish than traders had anticipated, indicating that some committee members were of the opinion that inflationary pressures could “ease gradually” as economic growth slowed down. The U.S. Department of Labor reported on Friday that the U.S. economy added 128,000 new jobs in August, in line with economists’ expectations. However, average hourly earnings rose by 0.1% instead of the 0.3% increase forecasted, giving a boost to Treasury prices as analysts suggested that investors saw the smaller than expected rise in earnings as an example of a drop-off in inflationary pressure. Long positions in the Japanese Government Bond and Euro bund also reported gains.

The benign data on the U.S. non-farm payrolls was good news for positions in the stock indices. Long positions in the S&P Composite Index gained ground as investors interpreted the data to mean that the U.S. central bank might wait before tightening rates further. Long positions in the Hong Kong Hang Seng made considerable gains this week as the prospect of the Fed putting further rate hikes on hold was considered good news for the share prices of exporters. Weaker energy prices also boosted stocks, analysts said.

Lastly, long positions in the energy markets sustained losses during the week. Crude oil prices for October delivery were down $3.32 for the week, settling at $69.19 per barrel as reports of rising inventories in the U.S. resulted in lower prices.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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